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Filed pursuant to Rule 424(b)(3)
Registration No. 333-108501

eCollege.com
3,324,992 Shares
Common Stock

        This prospectus relates to the offer and sale, from time to time, of up to 3,324,992 shares of eCollege.com common stock by the selling stockholders named under "Selling Stockholders" beginning on page 10. The shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. No underwriting discounts, commissions or expenses are payable or applicable in connection with the sale of such shares. The shares of common stock offered by this prospectus will be sold from time to time at then prevailing market prices, at prices relating to prevailing market prices or at negotiated prices.

        The common stock of eCollege.com, or eCollege, is quoted on The Nasdaq National Market, or Nasdaq, under the symbol "ECLG." On December 5, 2003, the last reported sales price of our common stock on Nasdaq was $18.51.

        2,900,000 of the shares of common stock offered by this prospectus were issued by eCollege in a private placement of common stock which closed on August 18, 2003, pursuant to stock purchase agreements dated as of August 13, 2003, between eCollege and each selling stockholder. 224,992 of the shares of common stock offered by this prospectus were issued to former stockholders of Datamark, Inc. in connection with eCollege's acquisition of Datamark, which closed on October 31, 2003, pursuant to a stock purchase agreement dated as of September 15, 2003, among eCollege, Datamark and certain of Datamark's stockholders. The remaining 200,000 shares of common stock offered by this prospectus may be acquired upon exercise of warrants issued by eCollege in connection with a loan to eCollege used to fund a portion of the purchase price for Datamark.

        We will not receive any proceeds from the selling stockholders' sale of the shares of common stock. We have agreed to bear the expenses in connection with the registration and sale of the common stock offered by the selling stockholders and to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. See the section in this prospectus titled "Plan of Distribution" beginning on page 14 for additional information on how the selling stockholders may conduct sales of our common stock.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 1.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2003.

TABLE OF CONTENTS

About eCollege.com
Risk Factors
Forward-Looking Statements
Use of Proceeds
Selling Stockholders
Plan of Distribution
Where You Can Find More Information
Incorporation of Certain Documents by Reference
Legal Matters
Experts

        You should rely only on the information and representations contained in this prospectus or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any information or representations different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date other than the date of this prospectus.

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About eCollege.com

        This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors appearing under "Risk Factors" and elsewhere in this prospectus.

        The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

        eCollege.com (formerly Real Education, Inc. and Real Information Systems, Inc.) was organized and incorporated in the state of Colorado on July 26, 1996. Real Education, Inc. reincorporated as eCollege.com in the state of Delaware on June 22, 1999. eCollege International, Inc. is a wholly owned subsidiary of eCollege.com and was incorporated in the state of Colorado on January 9, 2002. On October 31, 2003, eCollege.com acquired all of the stock of Datamark, Inc. Datamark is a wholly-owned subsidiary of eCollege.com and was incorporated in Delaware on June 21, 2000. eCollege.com and its wholly owned subsidiaries are collectively referred to herein as "eCollege," "we," "us" or "our."

        eCollege has historically been an outsource provider of eLearning solutions for post-secondary online degree programs. With the acquisition of Datamark, Inc. as of October 31, 2003, eCollege has expanded to become an outsource provider of value added information services to the post-secondary market. eCollege's eLearning division is an outsource provider of technology and services that enable colleges, universities and K-12 schools to offer an online environment for distance, on-campus and hybrid learning. Our technology enables our customers to reach a large number of students who wish to take online courses at convenient times and locations via the Internet. Customers can also use our technology to supplement their on-campus courses with an online environment. Additionally, we offer services to assist in the development of online programs, including online course and campus design, development, management and hosting, as well as ongoing administration, faculty and student support, training, evaluation and consulting services.

        Datamark, our enrollment growth services division, is an outsource provider of enrollment growth services for the proprietary post-secondary market. Datamark provides full-service research and direct-marketing for colleges and proprietary schools, offering comprehensive marketing solutions that include direct mail, online, television and other media, and software solutions. These solutions are used by higher education institutions to increase student enrollment leads, conversion rates, and retention rates.

        Our principal executive offices are located at 4900 South Monaco Street, Denver, Colorado 80237, and our telephone number is (303) 873-7400. Our Internet address is www.ecollege.com. The information on our website is not incorporated by reference into this prospectus.

Risk Factors

        An investment in our stock involves a high degree of risk. You should consider carefully the following risks, along with all of the other information included in or incorporated by reference into this prospectus, before deciding to buy our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. If we are unable to prevent events that have a negative effect from occurring, then our business may suffer. Negative events are likely to decrease our revenue, increase our costs, make our financial results poorer and/or decrease our financial strength, and may cause our stock price to decline. In that case, you may lose all or a part of your investment in our common stock.

Risks Related to Our Business

  We Operate in a Highly Competitive Market

        The online learning market is evolving quickly and is subject to rapid technological change. The market is highly competitive, with no single competitor accounting for a dominant market share. Competition is most intense from software companies with specific products for the college and university market; companies which seek to offer a complete solution utilizing their own services and third-party software; systems integrators; and hardware vendors. Some colleges and universities construct online learning systems utilizing in-house personnel and creating their own software or purchasing software components from a vendor. Other competitors in this market include a wide range of education and training providers using video, mail correspondence, CD-ROM, and live online training. The market for enrollment marketing services to the post-secondary education sector is also highly competitive, and while we believe that Datamark is a leader in the market, there is strong competition from other companies in the market, as well as from direct marketing companies, media placement agencies, and online marketing companies. In addition, some colleges and universities perform their own enrollment marketing services in-house.

        We believe that the level of competition will continue as new technologies are developed, as current competitors increase the sophistication of their offerings and as new participants enter the market. The rapid growth of the online learning market is likely to attract additional well financed competitors. Some of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Certain competitors may be able to secure alliances with customers and affiliates on more favorable terms, devote greater resources to marketing and promotional campaigns and devote substantially more resources to systems development than we can. In addition, it is possible that certain competitors, or potential competitors, could reduce their pricing to levels that would make it difficult for us to compete. Increased competition may result in reduced operating margins, as well as loss of market share and brand recognition.

        In addition, in order to compete effectively in our markets, we may need to change our business in significant ways. For example, we may change our pricing, product or service offerings, make key decisions about technology directions or marketing strategies, or acquire additional businesses or technologies. Any of these actions or effects could hurt our business, results of operations and financial condition.

  A Significant Portion of Our Revenue Is Generated From a Relatively Small Number of Customers

        Revenue from a small number of customers has comprised a substantial portion of our historical eLearning division revenue and is expected to represent a substantial portion of our revenue in the foreseeable future. Our top eLearning customer and top 30 eLearning customers accounted for approximately 11% and 69%, respectively, of our revenue for the nine months ended September 30, 2003. Any cancellation, deferral or significant reduction in work performed for these principal customers, or failure to collect accounts receivable from these principal clients, could have a material adverse effect on our business, financial condition and results of operations. One of the eLearning division's largest customers has notified us that it does not intend to renew its guaranteed minimum contract with us when it expires in April 2004. This customer generated approximately 8% of our revenue during the nine months ended September 30, 2003.

        Revenue from a small number of customers has comprised a substantial portion of Datamark's revenue and is expected to represent a substantial portion of its revenue in the foreseeable future. Datamark's top customer and top 30 customers accounted for approximately 23% and 86% respectively of its revenue for the nine months ended September 30, 2003. Any cancellation, deferral or significant reduction in work performed for these principal customers, or failure to collect accounts receivable from these principal customers, could have a material adverse effect on the business, financial condition and results of operations of Datamark and the combined companies.

  Our Network Infrastructure and Computer Systems May Fail

        The continuing and uninterrupted performance of our network infrastructure and computer systems is critical to our success. Any system failure that causes interruptions in our ability to provide services could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our technology and services to our customers and their students. An increase in the number of students online through our servers could strain the capacity of our software or hardware, which could lead to slower response times or system failures. We continually test our user capacity by simulating load capacity based on projected student enrollments. To the extent we do not successfully address capacity constraints, such constraints could have a material adverse effect on our business and financial results.

        Our success depends on our ability to provide superior network security protection and the confidence of our customers in that ability. Our system is designed to prevent unauthorized access from the Internet and, to date, our operations have not been affected by security breaks; nevertheless, in the future we may not be able to prevent unauthorized disruptions of our network operations, whether caused unintentionally or by computer "hackers." Our operations are also dependent upon our ability to protect our computer systems against damage from fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events, including the consequences of terrorist attacks. In addition, the failure of our multiple telecommunications providers or our multiple network backbone providers, which provides us with our Internet connection, to provide the data communications capacity and network infrastructure in the time frame we require could cause service interruptions or slower response times. Despite precautions we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, interruptions or delays in the delivery of our products and services. Any damage or failure that interrupts or delays our operations could have a material adverse effect on our business and financial results.

        We are almost exclusively dependent on Microsoft for our underlying software technology platform. We are therefore potentially vulnerable to business or operational disruption caused by changes in the Microsoft platform, security flaws in Microsoft software, and/or potential price increases or licensing changes by Microsoft.

  We Have Incurred Debt, Which Could Adversely Affect Our Financial Health and Our Ability to Obtain Financing in the Future and React to Changes in Our Business

        We incurred debt in connection with the Datamark acquisition, leaving us with approximately $35 million of total debt at October 31, 2003, compared to total debt of $1.8 million at September 30, 2003. The $3 million Term Loan, the $20 million Senior Subordinated Notes and the $10 million Revolver are secured by all of our assets. Our debt could have important consequences to our stockholders. Because of our substantial debt:

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  Our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future;

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  A substantial portion of our cash flow from operations may be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

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  We may be exposed to increased interest rates because certain of our borrowings are at variable rates of interest; and

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  Our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and we may be more vulnerable to a downturn in general economic conditions or our business or be unable to carry out capital spending that is necessary or important to our growth strategy and productivity improvement programs.

        The breach of any of the covenants or restrictions contained in our Senior Subordinated Notes or our Revolver could result in a default under the applicable agreement which would permit the applicable lenders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, and foreclose on our assets. In any such case, we may be unable to make any borrowings under our new Revolver and may not be able to repay the amounts due under our new Senior Subordinated Notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

  We May Not Effectively Manage The Integration of Datamark Into eCollege or any Future Acquisitions That We May Make. As A Result, We May Not Realize Benefits From The Acquisition of Datamark or Any Future Acquisitions, Which Could Negatively Impact Our Operating Results and Stock Price

        Our acquisition of Datamark was consummated on October 31, 2003; however, the ultimate successful integration of Datamark into eCollege and realization of the expected benefits of the acquisition will require, among other things, the following:

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  Retention and relationship management of existing customers of both companies;

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  Retention of strategic partners of each company;

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  Minimization of disruption of each company's ongoing business and distraction of its management;

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  Integration of the two companies' information and software systems and other operations;

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  Developing and maintaining uniform standards, controls, procedures and policies, including internal controls; and

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  Limiting expenses related to integration.

        We may not succeed in addressing these risks or any other problems or liabilities encountered in connection with the acquisition. The diversion of the attention of management and any difficulties encountered in the process of combining the companies could cause the disruption of, or a loss of momentum in, the activities of our business or could cause the impairment of relationships with customers and business partners. Further, the process of combining the two companies' businesses could negatively affect employee morale and our ability to retain some key employees, and could cause customers to cancel existing agreements, to not renew contracts upon their expiration, or choose not to purchase new products or services from us. If the benefits of the acquisition do not exceed the associated costs, including costs associated with integrating the two companies, our financial results, including earnings per share and stock price, could be materially adversely affected.

        We may make additional acquisitions, or invest in other companies. Acquisitions involve a number of risks, including but not limited to those set forth above and the following: the creation of a variety of accounting charges, which could increase our reported expenses, including impairment of goodwill and the write off of acquired intangible assets; diminishing the value of our brands or reputation if an acquired company turns out to be a poor performer; and the assumption of most or all of the liabilities of the acquired companies, some of which may be hidden, significant, or not reflected in the final acquisition price.

  Certain Aspects Of The Datamark Acquisition Could Negatively Impact Our Financial Results

        Certain aspects of the Datamark acquisition could negatively impact our financial results. We expect to record a significant portion of the approximate $75 million purchase price as goodwill or intangible assets. Intangible assets resulting from acquisitions require significant judgment in terms of establishing their fair value, determining appropriate amortization periods, and assessing such intangibles, including goodwill, for impairment in the future. It is possible that our review of such intangible assets in the future could determine that they are impaired and the amount of such impairment could be significant. In addition, we expect to record a portion of the purchase price as identifiable intangible assets, which will cause us to record additional non-cash amortization expense in the future. We also expect to incur non-cash interest expense related to fair value of the warrants issued in connection with the Senior Subordinated Notes and the discount on the fair value of the Sellers' Notes. We will also have increased interest expense due to the increased debt levels we've incurred to finance the acquisition. All of these additional expenses could negatively impact our financial results.

  We May Desire or Need to Raise Additional Capital In The Future And It May Not Be Available On Acceptable Terms

        We may desire or need to raise additional capital through public or private financing, strategic relationships or other arrangements in the future. In the event that we desire or need to raise additional capital, we cannot assure that additional funds will be available or that funds will be available on terms favorable to us. Furthermore, we may have to sell stock at prices lower than those paid by existing stockholders, which would result in dilution to those stockholders, or we may have to sell stock or bonds with rights superior to rights of holders of common stock. Any debt financing might involve restrictive covenants that could limit our operating flexibility. If adequate funds are not available on acceptable terms, we may be unable to develop or enhance our services and products, take advantage of future opportunities, or respond to competitive pressures, which could have an adverse effect on our business and our financial position. Any future need to raise additional funds could also directly and adversely affect our stockholders' investment in our common stock.

  We Depend On Our Customers and Third Parties to Market Student Enrollments

        A substantial portion of our eLearning division revenue is derived from fees for each enrollment in an online course that we implement. Generally, we do not market directly to students to generate enrollments in our customers' courses and therefore have little influence on the number of students that enroll. We are therefore dependent on the institutions and organizations that purchase our products and services to market to individual students. The failure of these third parties to effectively attract, maintain, and increase student enrollments could affect our revenue growth and have a material adverse effect on our business and financial results. Although Datamark provides enrollment marketing services for customers, the majority of Datamark's customers are not customers of our eLearning division, and there can be no assurance that they will become customers of our eLearning division.

  We May be Unable to Sustain Profitability

        Although we reported net income for the first time during the second quarter of 2003, and Datamark has realized net income for each reporting period since 2001, there can be no guarantee that we will be able to sustain profitability. We believe that our success depends, among other things, on our ability to increase our revenue by further developing existing customer relationships and developing new relationships with colleges, universities and other potential clients. If we are unable to continue to increase our revenue, our business and financial results will be materially and adversely affected.

  We May Not be Able to Protect Our Intellectual Property and Proprietary Rights and We May be Subject to Claims of Infringement by Third Parties

        Our success depends, in part, on our ability to protect our proprietary rights and technology, such as our trade and product names, and the proprietary software included in our products. We rely on a combination of copyrights, trademarks, servicemarks, patents, trade secret laws, and employee and third-party nondisclosure agreements to protect our proprietary rights. Despite our efforts to protect these rights, unauthorized parties may attempt to duplicate or copy aspects of our services or software or to obtain and use information that we regard as proprietary. If others infringe or misappropriate our copyrights, servicemarks or other proprietary rights, our business could be hurt. In addition, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our failure to meaningfully protect our intellectual property could have a material adverse effect on our business and financial results.

        In addition, although we do not believe that we are infringing the intellectual property rights of others, other parties might assert infringement claims against us. We may encounter disputes over rights and obligations concerning intellectual property. These disputes, even if without merit, could lead to litigation, which may be time-consuming and costly (even if we are successful), may require us to redesign our products or services, may require us to enter into royalty or licensing agreements (which may not be available on acceptable terms or at all), and could be a distraction to management, any of which could have a material adverse effect on our business. In addition, our agreements with our customers require us to indemnify our customers in the event they are sued by a third party claiming that the eCollege System infringes a third party's intellectual property rights. In the event of such a lawsuit against our customers, these indemnification obligations could have a material adverse effect on our business.

  Government Regulation May Adversely Affect Our Future Operating Results

        The federal government, through the Higher Education Act and other legislation, may consider changes in the law that affect distance education in higher education. Legislation could be adopted that would have a material adverse effect on our business. In addition, it is possible that laws and regulations may be adopted with respect to the Internet, relating to user privacy, content, copyrights, distribution, and characteristics and quality of products and services. The adoption of any additional laws or regulations may decrease the popularity or expansion of online education, and may cause us to incur unanticipated compliance costs. Our increasing presence in many states across the country may subject us to additional tax laws and government regulations, which may adversely affect our future operating results. Our violation of any state statutes, laws or other regulations, could have a material adverse effect on our business and financial results. We cannot predict the impact, if any, that future regulation or regulatory changes may have on our business.

  Our Operating Results May Fluctuate Significantly and May Be Below the Expectations of Analysts and Investors

        The sales cycle for our products and services varies widely and it may be difficult for us to predict the timing of particular sales, the rate at which online campuses, courses and/or course supplements will be implemented, the number of students who will enroll in the online courses, or the rate of which new or future customers will utilize our enrollment growth services. Because a significant portion of our costs are fixed and are based on anticipated revenue levels, small variations in the timing of revenue recognition could cause significant variations in operating results from quarter-to-quarter. Since we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, any significant decrease in revenue would likely have an immediate material adverse effect on our business and financial results. Additionally, our operating expenses may fluctuate due to changes in accounting standards and/or our elected accounting policies with respect to stock-based compensation.

Further, any such variations could cause our operating results to fall below the expectations of securities analysts and investors. In such an event, the trading price of our stock would likely fall and investors might sue eCollege, causing increased litigation expenses and, possibly, the payment of large damages or settlement fees.

  We Depend on Our Key Personnel

        Our success depends on the performance of senior management and on our ability to continue to attract, motivate and retain highly qualified technical professionals. The loss of the services of a number of senior management personnel or highly qualified technical professionals could have a material adverse effect on our operations.

  We May Be Unable To Take Advantage Of Opportunities To Market And Sell The Products And Services Of the Two Companies To Each Other's Customers And Business Partners, And Therefore May Not Realize Some of The Expected Benefits of The Datamark Acquisition

        Prior to the acquisition, eCollege and Datamark each maintained separate and distinct customer bases and business partners, with some overlap, specific to our respective businesses. Following the acquisition, we are attempting to take advantage of the customer bases and business partners of the formerly separate businesses in order to promote and sell the products and services of one company to the traditional customers and business partners of the other company. The products and services of the two companies are highly specialized and the salespersons of one company may not be successful in marketing the products and services of the other company. In the event that the traditional customers and business partners of either company are not receptive to the products and services of the other, we may not realize some of the expected benefits of the acquisition.

  We Are Subject to Risk from General Economic Conditions

        Our revenue is subject to fluctuation as a result of general economic conditions. A significant portion of our revenue is derived from the sale of products and services to colleges and universities. Should current weak economic conditions continue or worsen, these organizations may not increase or may reduce their expenditures, which could have an adverse effect on our business.

  Our Business and Future Operating Results Are Subject to a Broad Range of Uncertainties Arising Out of Terrorist Attacks on the United States of America

        Our business and operating results are subject to uncertainties arising out of terrorist attacks on the United States of America. These uncertainties include the potential worsening or extension of the current global economic slowdown and the economic consequences of military action or additional terrorist activities. While terrorist attacks have not had a material impact on our financial position or results of operations to date, any future attacks or events arising as a result of the attacks, such as interruptions to the international telecommunications network or the Internet, could have a material impact on our business.

  We Continue to Refine Our Pricing and Our Products and Services and Cannot Predict Whether the Ongoing Changes Will Be Accepted

        Over the past few years we have implemented several changes and continue to make such changes in our pricing and our product and service offerings to increase revenue and to meet the needs of our customers. We cannot predict whether our current pricing and products and services, or any ongoing refinements we make will be accepted by our existing customer base or by prospective customers. If our customers and potential customers do not accept our current or future pricing or products and services offering, it could have a material adverse effect on our business.

  Datamark Does Not Have Long-Term Agreements With Its Customers And May Be Unable To Retain Customers, Attract New Customers Or Replace Departing Customers With Customers That Can Provide Comparable Revenues

        Most of Datamark's contracts with its customers are short-term. Datamark's current customers may not continue to use its products and services, Datamark may not be able to replace in a timely or effective manner departing customers with new customers that generate comparable revenues, and Datamark may not continue to increase its customer base. Further, there can be no assurance that Datamark's customers will continue to generate consistent amounts of revenues over time. Datamark's failure to develop and sustain long-term relationships with its customers would materially and adversely affect the results of operations of Datamark and eCollege as a whole.

  Increases In Postal Rates Could Harm Datamark's Business

        The direct marketing activities of Datamark are adversely affected by postal rate increases, especially increases that are imposed without sufficient advance notice to allow adjustments to be made to marketing budgets. Increased postal rates may lead to pressure from Datamark's customers to reduce its prices for its services in order to offset any postal rate increase. Higher paper prices may also cause Datamark's customer to conduct fewer or smaller mailings, which could cause a corresponding decline in the demand for Datamark's services. Any of these occurrences could materially and adversely affect the business, financial condition and results of operations of Datamark and eCollege as a whole.

Risks Related to Arthur Andersen LLP

  We Have Been Unable to Obtain any Required Consents from our Former Independent Public Accountants, Arthur Andersen LLP. It is Unlikely You Would be Able to Recover Damages from Them

        In June 2002, Arthur Andersen was convicted of federal obstruction of justice charges and subsequently ceased conducting business. In order to include audited financial statements in a registration statement, we are required to obtain a consent from the independent public accountants who reported on the financial statements. Arthur Andersen cannot provide consents to include financial statements reported on by them in our registration statement. The report covering the financial statements for our fiscal years ended December 31, 2000 and 2001 was previously issued by Arthur Andersen and has not been reissued by them. Because we are unable to obtain a consent from Arthur Andersen, you will be unable to sue Arthur Andersen under Section 11 of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in those financial statements. Therefore, your right of recovery under that section will be limited.

Risks Related to this Offering

  Our Stock Price Is Likely to be Volatile

        The market price of our common stock has been and is likely to continue to be volatile and could be subject to significant fluctuations in response to factors such as the following, some of which are beyond our control:

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  quarterly variations in our operating results;

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  operating results that vary from the expectations of securities analysts and investors;

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  changes in expectations as to our future financial performance;

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  announcements of technological innovations or new products by us or our competitors;

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  changes in market valuations of other online service companies;

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  future sales of our common stock;

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  stock market price and volume fluctuations;

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  general political and economic conditions, such as a recession, war or terrorist attacks or interest rate or currency rate fluctuations; and

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  other risk factors discussed in or incorporated by reference into this prospectus.

        These factors may adversely affect the market price of our common stock. In addition, the market prices for stocks of many Internet-related and technology companies have historically experienced extreme price fluctuations that appeared to bear no relationship to the operating performance of these companies. In the event our stock price fell significantly, investors might sue eCollege, causing increased litigation expenses and, possibly, the payment of large damages or settlement fees.

  Future Sales of Our Common Stock in the Public Market May Cause Our Stock Price to Fall and Make it Difficult for You to Recover the Full Value of Your Investment in Our Common Stock

        If our stockholders sell substantial amounts of our common shares in the public market, the market price of our common stock could fall. The perception among investors that such sales will occur could also produce this effect. These factors also could make it more difficult to raise funds through future offerings of common stock. As of November 10, 2003, we have approximately 20,091,438 shares of common stock outstanding, net of treasury stock. Including the shares that may be offered by the selling stockholders under this prospectus, substantially all of these shares are freely tradable without restrictions under the Securities Act, except for shares held by "affiliates" of eCollege, as that term is defined in Rule 144 under the Securities Act.

  We Have Never Paid Dividends on Our Common Stock and Do Not Anticipate Doing So in the Foreseeable Future

        eCollege has never paid cash dividends on its stock, and is currently precluded from doing so under its borrowing agreements. We currently intend to retain all future earnings, if any, for use in the operation of our business. Accordingly, we do not anticipate paying cash dividends on our common stock in the foreseeable future.

  Our Certificate of Incorporation and Delaware Law Contain Provisions that Could Discourage a Takeover and Inhibit Your Ability to Receive a Premium Price for Your Shares

        Various provisions of our restated certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire eCollege, even if doing so might be beneficial to you and our other stockholders. For example, our certificate of incorporation gives our board of directors, without any further vote or action on the part of the stockholders, the authority to issue up to 5,000,000 shares of preferred stock and determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if it is ever issued, may have preference over and harm the rights of the holders of common stock and may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue any preferred stock. Further, our directors may only be removed from office by the affirmative vote of the holders of a majority of our capital stock, and the removal must be for cause. Also, our bylaws do not allow stockholders to call a special meeting and place limits on their ability to make proposals for stockholder action or nominations for our board of directors.

        In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended, or the DGCL. Subject to exceptions, Section 203 of the DGCL prevents us from engaging in a business combination with a 15% stockholder for a period of three years after the date of the transaction in which the person became a 15% stockholder, unless the stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. These provisions may delay, deter or prevent a change in control of eCollege, which may adversely affect the market price of our common stock.

Forward-Looking Statements

        This prospectus contains forward-looking statements, which involve risks and uncertainties. These forward-looking statements are usually accompanied by words such as "believes," "anticipates," "plans," "expects" and similar expressions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. Other than as may be required by applicable law, we undertake no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. We caution you, however, that this list of risk factors and other cautionary language contained in this prospectus may not be exhaustive.

Use of Proceeds

        We will not receive any proceeds from the sale of these shares by the selling stockholders. The selling stockholders will receive all net proceeds from their sales of eCollege common stock under this prospectus.

Selling Stockholders

        In connection with the private issuances of shares of our common stock and warrants to the selling stockholders listed below, we agreed to file a registration statement with the Securities and Exchange Commission to register the shares of our common stock we issued to the selling stockholders and the shares underlying the warrants for resale by the selling stockholders, and to keep the registration statement effective until the earliest to occur of:

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  August 18, 2005 for the shares held by the private placement selling stockholders and October 31, 2005 for the Datamark selling stockholders and Capital Resource Partners IV, L.P.;

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  the date on which the selling stockholders may sell all shares then held by them without restriction by the volume limitations of Rule 144(e) of the Securities Act (assuming, in the case of Capital Resource Partners IV, L.P. that the warrants were exercised on October 31, 2003); or

  •
  such time as all shares acquired by the selling stockholders in the private placement, merger or warrant issuance have been sold pursuant to a registration statement.

        The registration statement of which this prospectus is a part was filed with the Securities and Exchange Commission pursuant to the stock purchase agreements we entered into with the selling stockholders on or about August 13, 2003. The closing of the private placement occurred on August 18, 2003 and we issued 2,900,000 shares of our common stock to the private placement selling stockholders. The closing of the Datamark acquisition occurred on October 31, 2003 and we issued 224,992 shares of our common stock to the Datamark selling stockholders and warrants to purchase 200,000 shares of our common stock to Capital Resource Partners IV, L.P. 75,000 of the shares issued to the Datamark selling stockholders were issued by eCollege in a private placement for cash.

        The following table sets forth, as of November 10, 2003: (1) the name of each selling stockholder for whom we are registering shares under this registration statement; (2) the number of shares of our common stock owned by the selling stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; and (4) the amount and (if one percent or more) the percentage of the class to be owned by such selling stockholder after completion of the offering.

        This table is prepared based in part on information supplied to us by the listed selling stockholders. The table assumes that the selling stockholders sell all of the shares offered under this prospectus. However, because the selling stockholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of the sales. Information concerning the selling stockholders may change from time to time and changed information will be presented in a supplement to this prospectus if and when necessary and required.

			BENEFICIAL OWNERSHIP AFTER THE OFFERING(1)
	BENEFICIAL OWNERSHIP BEFORE THE OFFERING	NUMBER OF SHARES TO BE REGISTERED IN THIS OFFERING
SELLING STOCKHOLDER
			NUMBER	PERCENT
The Chilton Family Foundation(2)	1,816,600	30,000	516,600	2.6%
Chilton Opportunity International, L.P.(2)	1,816,600	15,502	516,600	2.6%
Chilton New Era International, L.P.(2)	1,816,600	171,084	516,600	2.6%
Chilton New Era Partners, L.P.(2)	1,816,600	228,916	516,600	2.6%
Chilton Opportunity Trust, L.P.(2)	1,816,600	33,530	516,600	2.6%
Chilton Small Cap International, L.P.(2)	1,816,600	77,602	516,600	2.6%
Chilton Small Cap Partners, L.P.(2)	1,816,600	32,498	516,600	2.6%
Chilton QP Investment Partners, L.P.(2)	1,816,600	198,443	516,600	2.6%
Chilton International, L.P.(2)	1,816,600	318,964	516,600	2.6%
Chilton Global Partners, L.P.(2)	1,816,600	100,000	516,600	2.6%
Chilton Investment Partners, L.P.(2)	1,816,600	93,461	516,600	2.6%
State Street Research Small Capitalization Growth Group Trust(3)	250,000	6,000	0	0%
State Street Research Emerging Growth Fund(3)	250,000	141,300	0	0%
JPMorgan Multi-Manager Small Cap Growth Fund(3)	250,000	41,171	0	0%
Phoenix State Street Research Small Cap Growth Series Fund(3)	250,000	7,729	0	0%
State Street Research Asset Allocation Fund(3)	250,000	53,800	0	0%
MFS Variable Insurance Trust, on behalf of one of its series, MFS New Discovery Series (VND)(4)	301,900	235,100	66,800	*
MFS/SUN Life Series Trust, on behalf of one of its series, New Discovery Series (NWD)(4)	148,200	118,700	29,500	*
MFS Series Trust I, on behalf of one of its series, MFS New Discovery Fund (NDF)(4)	809,700	646,200	163,500	*
Special Situations Fund III, L.P.(5)	262,500	262,500	0	0%
Special Situations Cayman Fund, L.P.(5)	87,500	87,500	0	0%
Leeds Equity Partners III, L.P.	99,760	99,760	0	0%

Arthur E. Benjamin(6)	58,697	58,697	0	0%
Richard Bentz(7)	8,169	8,169	0	0%
Kevin A. Bodily(8)	2,273	2,273	0	0%
David K. Cahoon	30	30	0	0%
Thomas L. Dearden(9)	27,680	27,680	0	0%
Jenniffer A. Gray	150	150	0	0%
Anthony P. Johnson	582	582	0	0%
Thomas G. Milne	771	771	0	0%
Leanna Henley Packett	215	215	0	0%
Edwin Ray Patterson, Jr.(7)	7,572	7,572	0	0%
Timothy K. Richards	1,176	1,176	0	0%
Oraldo Rivera	300	300	0	0%
Donald A. Stroh(7)	9,855	9,855	0	0%
Pamela K. Tiemeyer Jones	536	536	0	0%
Melanie Mortensen Wilcox	150	150	0	0%
Gail L. and Arthur E. Benjamin Foundation	7,076	7,076	0	0%
Capital Resource Partners IV, L.P.(10)	200,000	200,000	0	0%
TOTAL	4,101,392	3,324,992	776,400	4.1%

*
Less than one percent.

(1)
Assumes all offered shares are sold.

(2)
Beneficial ownership before the offering includes the aggregate of the following individual funds:

- 30,000 shares held by The Chilton Family Foundation;
-26,042 shares held by Chilton Opportunity International, L.P.;
-171,084 shares held by Chilton New Era International, L.P.;
-228,916 shares held by Chilton New Era Partners, L.P.;
-56,253 shares held by Chilton Opportunity Trust, L.P.;
-122,462 shares held by Chilton Small Cap International, L.P.;
-57,538 shares held by Chilton Small Cap Partners, L.P.;
-332,865 shares held by Chilton QP Investment Partners, L.P.;
-534,710 shares held by Chilton International, L.P.;
-100,000 shares held by Chilton Global Partners, L.P.; and
-156,730 shares held by Chilton Investment Partners, L.P.

Beneficial ownership after the offering includes the aggregate of the following individual funds:

- 10,540 shares held by Chilton Opportunity International, L.P.;
-22,723 shares held by Chilton Opportunity Trust, L.P.;
-44,860 shares held by Chilton Small Cap International, L.P.;
-25,040 shares held by Chilton Small Cap Partners, L.P.;
-134,422 shares held by Chilton QP Investment Partners, L.P.;
-215,746 shares held by Chilton International, L.P.; and
-63,269 shares held by Chilton Investment Partners, L.P.

        Each selling stockholder disclaims beneficial ownership of the shares held by selling stockholders affiliated with it, except to the extent of its pecuniary interest therein.

(3)
Beneficial ownership before the offering includes the aggregate of 6,000 shares held by State Street Research Small Capitalization Growth Group Trust, 141,300 shares held by State Street Research Emerging Growth Fund, 41,171 shares held by JP Morgan Multi-Manager Small Cap

  Growth Fund, 7,729 shares held by Phoenix State Street Research Small Cap Growth Series Fund and 53,800 shares held by State Street Research Asset Allocation Fund. Each selling stockholder disclaims beneficial ownership of the shares held by selling stockholders affiliated with it, except to the extent of its pecuniary interest therein.

(4)
The selling stockholder has appointed MFS Investment Management ("MFS") as its investment adviser. As investment adviser, MFS has been given discretionary voting and dispositive control over the shares. In addition, MFS, as investment adviser and not beneficially, exercises voting and dispositive control over 627,100 shares on behalf of other client accounts.

(5)
MGP Advisors Limited ("MGP") is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. ("AWM") is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each of MGP and AWM on behalf of its fund.

(6)
36,000 of these shares are subject to lock-up provisions contained in a stock purchase agreement between eCollege and the selling stockholder. 18,000 of the locked-up shares may be sold on or after May 1, 2004, and all 36,000 of the locked-up shares may be sold on or after November 1, 2004.

(7)
5,000 of these shares are subject to lock-up provisions contained in a stock purchase agreement between eCollege and the selling stockholder. 2,500 of the locked-up shares may be sold on or after May 1, 2004, and all 5,000 of the locked-up shares may be sold on or after November 1, 2004.

(8)
2,000 of these shares are subject to lock-up provisions contained in a stock purchase agreement between eCollege and the selling stockholder. 1,000 of the locked-up shares may be sold on or after May 1, 2004, and all 2,000 of the locked-up shares may be sold on or after November 1, 2004.

(9)
22,000 of these shares are subject to lock-up provisions contained in a stock purchase agreement between eCollege and the selling stockholder. 11,000 of the locked-up shares may be sold on or after May 1, 2004, and all 22,000 of the locked-up shares may be sold on or after November 1, 2004.

(10)
Represents shares underlying warrants to purchase eCollege common stock.

Plan of Distribution

        This registration statement will permit certain shares owned or pledged by some selling stockholders to be freely tradable if the selling stockholders, or pledgees of stockholders, elect to sell such shares. The selling stockholders, which as used herein includes their pledgees, donees, transferees or other successors in interest selling shares of common stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may offer the shares from time to time. They may sell the shares on the Nasdaq National Market or in the over-the-counter market or quotation service or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. They may sell the shares using one or more of the following methods or other methods, or in any combination of such methods:

  •
  to broker-dealers acting as principals;

  •
  through broker-dealers acting as agents;

  •
  in underwritten offerings;

  •
  in block trades;

  •
  in agency placements;

  •
  in exchange distributions;

  •
  in brokerage transactions;

  •
  through crosses in which the same broker acts as an agent on both sides of the trade;

  •
  in privately negotiated transactions;

  •
  in transactions other than on exchanges or services;

  •
  through the writing of options, whether the options are listed on an option exchange or otherwise;

  •
  in connection with the writing of non-traded and exchange-traded call options or put options, in hedge transactions and in settlement of other transactions in standardized over-the-counter options;

  •
  through the distribution of the shares by any selling stockholder to its partners, members or stockholders; and

  •
  by any other method permitted pursuant to applicable law.

        The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or other disposition. To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. The selling stockholders or the purchasers of the shares may pay compensation in the form of discounts, concessions or commissions to broker-dealers or others who act as agents or principals or both. The amounts of compensation may be negotiated at the time and may be in excess of customary commissions. Broker-dealers and any other persons participating in a distribution of the shares may be underwriters as that term is defined in the Securities Act, and any discounts, concessions or commissions may be underwriting discounts or commissions under the Securities Act. The selling stockholders may grant a security interest in shares owned by them. If the secured parties foreclose on the shares, they may be selling stockholders. In addition, the selling stockholders may sell short the shares. This prospectus may be delivered in connection with short sales and the shares offered may be used to cover short sales.

        Any or all of the sales or other transactions involving the shares described above, whether completed by the selling stockholders, any broker-dealer or others, may be made using this prospectus. In addition, any shares that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than by using this prospectus. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. We will not receive any proceeds from the sale of the shares by the selling stockholders. The shares may be sold in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. The prices will be determined by the selling stockholders or by agreement between the selling stockholders and their underwriters, dealers, brokers or agents.

        If required under the Securities Act, the number of the shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any commission with respect to a particular offer will be set forth in a prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from selling stockholders or purchasers of the shares or both. In addition, sellers of shares may be underwriters as that term is defined in the Securities Act and any profits on the sale of shares by them may be discounts or commissions under the Securities Act. The selling stockholders may have other business relationships with us and our subsidiaries or affiliates in the ordinary course of business. Some of the underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        The selling stockholders also may enter into hedging transactions with broker-dealers or other financial institutions and the broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions or the creation of one or more derivative securities with broker-dealers or other financial institutions that involve the delivery of the shares to the broker-dealers or other financial institutions, who may then resell or otherwise transfer the shares. The selling stockholders may also pledge the shares to a broker-dealer or other financial institution and the broker-dealer or other financial institution may sell or otherwise transfer those shares upon a default. Such counterparties may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers for whom they act as agent. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days before the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed the selling stockholders of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

        We will bear all costs, expenses and fees in connection with the registration of the resale of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders and their officers, directors, agents, trustees and affiliates, and each underwriter, if any, for liabilities based on untrue material facts, or omissions of material facts, contained in this prospectus and for any failure by us to fulfill any undertakings included in the registration statement of which this prospectus is a part. The selling stockholders have agreed to indemnify us for liabilities based on untrue material facts, or omissions of material facts, contained in this prospectus, but only to the extent that such material fact or omission is made in reliance on and in conformity with written information furnished by the selling stockholders specifically for use in preparation of this prospectus. The selling stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We cannot assure you that the selling stockholders will sell any or all of the shares offered by them under this prospectus.

Where You Can Find More Information

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following location at the SEC:

Judiciary Plaza, Room 10024
450 Fifth Street, N.W.
Washington, D.C. 20549

        You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

        The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like eCollege, that file electronically with the SEC. The address of that site is http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

Incorporation of Certain Documents by Reference

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

        This prospectus includes by reference the documents listed below that we have previously filed with the SEC and that are not included in or delivered with this document. They contain important information about our company and its financial condition.

  (a)
  Annual Report on Form 10-K for the year ended December 31, 2002;

  (b)
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

  (c)
  Current Reports on Form 8-K filed with the SEC on February 5, 2003, February 5, 2003, April 17, 2003, July 22, 2003, August 21, 2003, September 16, 2003, October 21, 2003 and November 3, 2003 (as amended on December 2, 2003);

  (d)
  Definitive Proxy Statement on Schedule 14A filed with the SEC on June 25, 2003; and

  (e)
  Registration Statement No. 000-28393 on Form 8-A12G filed with the SEC on December 7, 1999, in which there is described the terms, rights and provisions applicable to eCollege's outstanding common stock.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations
eCollege.com
4900 South Monaco Street
Denver, Colorado 80237
(303) 873-7400

        We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

Legal Matters

        The validity of the shares of eCollege common stock offered by this prospectus has been passed on for us by Holme Roberts & Owen LLP, Denver, Colorado.

Experts

        The consolidated financial statements of eCollege.com as of and for the year ended December 31, 2002 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of eCollege.com as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 appearing in eCollege.com's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon, a copy of which in included therein and incorporated herein by reference. The report of Arthur Andersen LLP has not been reissued because Arthur Andersen LLP has ceased operations. These consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Because we have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it in this prospectus as experts in having audited our financial statements for the two years ended December 31, 2001, as required by Section 7 of the Securities Act, we have not filed their consent in reliance on Rule 437a promulgated under the Securities Act. Consequently, your ability to assert claims against Arthur Andersen LLP will be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen LLP under Section 11(a) of the Securities Act for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated in those financial statements. Therefore, your right of recovery under that section will be limited.

        The financial statements of DataMark Inc. incorporated in this prospectus by reference from the Current Report on Form 8-K/A of eCollege.com filed with the Securities and Exchange Commission on December 2, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

eCollege.com
4900 South Monaco Street
Denver, Colorado 80237
(303) 873-7400

PROSPECTUS

3,324,992 Shares

Common Stock